PRESS RELEASE

US$

AbitibiBowater Announces Second Quarter 2011

Improved Financial Results

•	Net income of $61 million, or $0.63 per diluted share

•	ACH sale was completed for net proceeds of approximately $300 million

•	Debt reduction of approximately $270 million

•	Net debt to equity ratio improved to 11%

MONTREAL, August 10, 2011 – AbitibiBowater Inc. (NYSE: ABH) (TSX:ABH) today reported net income for the second quarter of 2011 of $61 million, or $0.63 per diluted share, on sales of $1.2 billion. These results compare with a net loss of $297 million, or $5.15 per diluted share, on sales of $1.2 billion for the second quarter of 2010.

The net income for the second quarter, before certain special items, was $69 million, or $0.71 per diluted share, compared with a second quarter 2010 net loss before special items of $197 million, or $3.31 per diluted share. Second quarter 2011 special items, net of tax, consisted of the following: a $4 million gain related to foreign currency transactions, a $3 million charge related to closure costs, a $2 million gain related to asset sales, an $8 million charge for post-emergence expenses and a $3 million severance charge. A reconciliation of these items is contained in Note 7 to this release. The Company also benefited from a $44 million tax reserve adjustment in the quarter or $0.45 per diluted share.

“Our pricing for our pulp and paper products improved in the second quarter, and we completed our major annual maintenance at all our kraft pulp facilities,” said Richard Garneau, President and Chief Executive Officer. “Although overall economic indicators are weak, I believe our focus on cost and debt reduction should yield improved financial results in the second half of the year.”

SEGMENT DETAIL

The implementation of the plans of reorganization and the application of fresh start accounting materially changed the carrying amounts and classifications reported in the Company’s consolidated financial statements. The Company also began allocating all of its selling, general and administrative (SG&A) expenses back to each product line, with the exception of special items, during the first quarter of 2011. Accordingly, the Company’s operating results, including depreciation, for periods before December 31, 2010, are not comparable to the operating results after December 31, 2010.

Newsprint

For the second quarter of 2011, the newsprint segment had operating income of $26 million, an increase of $7 million from the first quarter operating income of $19 million. The Company’s average transaction price increased $9 per metric ton compared to the first quarter of 2011. Average operating costs were equivalent to the first quarter, primarily as a result of a $9 million energy benefit that was booked in the quarter relating to prior quarters for the implementation of an Ontario power program, offset by a stronger Canadian dollar and higher recycle fiber costs. Total newsprint shipments were 41,000 metric tons higher in the second quarter compared to the first quarter. The downtime and roof damage that occurred in February at the Clermont, Quebec facility reduced production by approximately 31,000 metric tons during the quarter. The machine restarted in June and is performing well.

Coated Papers

Operating income for coated papers for the second quarter was $23 million compared to operating income of $3 million in the first quarter. The Company’s average transaction price for coated papers increased $28 per short ton in the quarter with the implementation of the April price increase reported by third parties. Average operating costs decreased $93 per short ton from the first quarter as a result of particularly high maintenance in the first quarter at the Catawba, South Carolina facility.

Specialty Papers

For the second quarter, the specialty papers segment had operating income of $11 million compared to breakeven in the first quarter. The Company’s average transaction price increased $26 per short ton with the implementation of the second quarter price increase reported by third parties. Average operating costs were equivalent to the first quarter, including a $3 million energy benefit that was booked in the quarter relating to prior quarters for the implementation of an Ontario power program. During the second quarter, the Company curtailed 26,000 tons of production due to weak demand.

Market Pulp

Operating income for market pulp was $14 million in the second quarter of 2011 compared to operating income of $23 million in the first quarter. The average market pulp transaction price increased $32 from the first quarter. Average operating costs increased $64 per metric ton compared to the first quarter as a result of kraft mill maintenance outages at the Thunder Bay, Calhoun and Coosa Pines facilities and the stronger Canadian dollar, partially offset by a $2 million energy benefit that was booked in the quarter relating to prior quarters for the implementation of an Ontario power program.

Wood Products

For the second quarter of 2011, wood products had an operating loss of $14 million compared to an operating loss of $3 million in the first quarter. The average lumber transaction price for the Company decreased $20 per thousand board feet while costs increased by $6 per thousand board feet. Our operating rate is still very low with about 150 million board feet of our capacity idled.

ACH Limited Partnership and Debt Reduction

As previously disclosed, in the second quarter, the Company sold its 75% equity interest in ACH Limited Partnership (ACH). The Company received cash proceeds of approximately $300 million. The Company used the proceeds to repay approximately $270 million of its debt during the quarter.

Outlook

“We remain cautious about the economy and the impact it could have on advertising and, in turn, paper demand,” said Garneau. “We expect pulp pricing to be weaker but still expect pricing to stabilize later in the year. In addition, the end of the 10% lumber export tax on shipments of lumber from Canada to the U.S. should provide additional relief in the weak lumber segment.”

Earnings Conference Call

A conference call hosted by management to discuss these financial results will be held today at 9:00 a.m. Eastern. The conference call number is 1-866-696-5910 with the pass code 1285315. A webcast of the call will be available on the Company’s website at www.abitibibowater.com. Interested parties may follow the on-screen instructions for access to the webcast and related information. A replay of the call will be available after 1:30 p.m. Eastern today on the Company’s website. In addition, a replay by phone will be available until August 24, 2011 by dialing 1-800-408-3053 with the pass code 5864416.

About AbitibiBowater

AbitibiBowater is a global leader in the forest products industry, producing a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates 18 pulp and paper mills and 24 wood products facilities located in the United States, Canada and South Korea. Marketing its products in close to 90 countries, AbitibiBowater also has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater’s shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Contacts

Investors Duane Owens Vice President, Finance 864 282-9488	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@abitibibowater.com

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release that are not reported financial results or other historical information of AbitibiBowater Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives regarding selling, general and administrative expenses; third quarter and full year business and operating outlook; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or AbitibiBowater’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release include those set forth under the heading “Risk Factors” in Part I, Item 1A in our annual report on Form 10-K for the year ended December 31, 2010, filed with the United States Securities and Exchange Commission.

All forward-looking statements in this press release are expressly qualified by such cautionary statements and the Canadian securities regulatory authorities. We disclaim any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Sales	$1,200	$1,182	$2,385	$2,282
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	911	951	1,833	1,866
Depreciation, amortization and cost of timber harvested	55	125	109	257
Distribution costs	141	141	274	278
Selling and administrative expenses	40	39	77	69
Closure costs, impairment and other related charges (2)	4	3	17	8
Net gain on disposition of assets (3)	(3)	(4)	(4)	(13)

Operating income (loss)	52	(73)	79	(183)

Other income (expense):
Interest expense	(28)	(129)	(58)	(318)
Foreign exchange gain (loss)	2	41	30	37
Other, net	(4)	—	(13)	1

Income (loss) before reorganization items and income taxes	22	(161)	38	(463)
Reorganization items, net	—	(148)	—	(353)

Income (loss) before income taxes	22	(309)	38	(816)
Income tax benefit (4)	39	9	53	10

Net income (loss) including noncontrolling interests	61	(300)	91	(806)
Net loss attributable to noncontrolling interests	—	3	—	9

Net income (loss) attributable to AbitibiBowater Inc.	$61	$(297)	$91	$(797)

Net income (loss) per share attributable to AbitibiBowater Inc. common shareholders: (5)
Basic	$0.63	$(5.15)	$0.94	$(13.83)
Diluted	$0.63	$(5.15)	$0.94	$(13.83)

Weighted-average number of AbitibiBowater Inc. common shares outstanding: (5)
Basic	97.1	57.7	97.1	57.7
Diluted	97.1	57.7	97.1	57.7

ABITIBIBOWATER INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	Successor
	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$297	$319
Accounts receivable, net	935	854
Inventories, net	446	438
Assets held for sale (3)	15	698
Deferred income tax assets	48	47
Other current assets	102	88

Total current assets	1,843	2,444

Fixed assets, net	2,563	2,641
Amortizable intangible assets, net	18	19
Deferred income tax assets	1,812	1,736
Other assets	296	316

Total assets	$6,532	$7,156

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$581	$568
Liabilities associated with assets held for sale (3)	—	289

Total current liabilities	581	857

Long-term debt	713	905
Pension and other postretirement projected benefit obligations	1,254	1,272
Deferred income tax liabilities	78	72
Other long-term liabilities	67	63

Total liabilities	2,693	3,169

Commitments and contingencies
Equity:
Common stock	—	—
Additional paid-in capital	3,682	3,709
Retained earnings	91	—
Accumulated other comprehensive loss	6	—
Treasury stock at cost	—	—

Total AbitibiBowater Inc. shareholders’ equity	3,779	3,709
Noncontrolling Interests	60	278

Total equity	3,839	3,987

Total liabilities and equity	$6,532	$7,156

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Successor	Predecessor
	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$91	$(806)
Adjustments to reconcile net income (loss) including noncontrolling interests to net cash provided by (used in) operating activities:
Share-based compensation	1	3
Depreciation, amortization and cost of timber harvested	109	257
Closure costs, impairment and other related charges	16	8
Write-downs of inventory	1	—
Deferred income taxes	(53)	(7)
Net pension (contributions) expense	(55)	6
Gain on translation of foreign currency denominated deferred income tax assets	(50)	—
Net gain on disposition of assets	(4)	(13)
Gain on extinguishment of debt	(4)	—
Amortization of debt discount (premium) and debt issuance costs, net	—	8
Gain on translation of foreign currency denominated debt	—	(5)
Non-cash reorganization items, net	—	306
Debtor in possession financing costs	—	5
Other, net	26	35
Changes in working capital:
Accounts receivable	(77)	(56)
Inventories	(8)	32
Other current assets	18	25
Accounts payable and accrued liabilities	4	199

Net change in working capital	(63)	200

Net cash provided by (used in) operating activities	15	(3)

Cash flows from investing activities:
Cash invested in fixed assets	(32)	(26)
Disposition of investment in ACH Limited Partnership (3)	296	—
Disposition of other assets	8	62
Proceeds from insurance settlement	4	—
Increase in restricted cash	(3)	(55)
Increase in deposit requirements for letters of credit, net	(7)	—

Net cash provided by (used in) investing activities	266	(19)

Cash flows from financing activities:
Dividends and distribution to noncontrolling interests	(19)	—
Acquisition of noncontrolling interest (6)	(15)	—
Payments of long-term debt(6)	(269)	—
Decrease in secured borrowings, net	—	(21)
Debtor in possession financing costs	—	(5)

Net cash used in financing activities	(303)	(26)

Net (decrease) in cash and cash equivalents	(22)	(48)
Cash and cash equivalents:
Beginning of period	319	756

End of period	$297	$708

ABITIBIBOWATER INC.

Notes to the Unaudited Consolidated Financial Statement Information

(1)	On April 16 and 17, 2009, AbitibiBowater and certain of its U.S. and Canadian subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware for relief under the provisions of Chapter 11 of the United States Bankruptcy Code, as amended, and under the Companies’ Creditor Arrangement Act with the Superior Court of Quebec in Canada (the “Creditor Protection Proceedings”). On December 9, 2010, we emerged from the Creditor Protection Proceedings. In accordance with FASB ASC 852, fresh start accounting was required upon our emergence from the Creditor Protection Proceedings, which we applied on December 31, 2010 (the “Convenience Date”).

The application of fresh start accounting materially changed the carrying amounts and classifications reported in our unaudited consolidated financial statements and resulted in AbitibiBowater becoming a new entity for financial reporting purposes. Accordingly, our unaudited consolidated financial statements as of December 31, 2010 and for periods subsequent to December 31, 2010 are not comparable to our unaudited consolidated financial statements for the periods prior to December 31, 2010. References to “Successor” refer to AbitibiBowater on or after December 31, 2010 after giving effect to fresh start accounting. References to “Predecessor” refer to AbitibiBowater prior to December 31, 2010. Additionally, references to periods on or after December 31, 2010 refer to the Successor and references to periods prior to December 31, 2010 refer to the Predecessor.

(2)	During the three months ended June 30, 2011, we recorded accelerated depreciation charges of $1 million related to the permanent closure of a de-inking line at our Alma, Quebec paper mill and $2 million related to the permanent closure of a paper machine and a thermomechanical pulp line at our Baie-Comeau, Quebec paper mill. During the six months ended June 30, 2011, we recorded $8 million of long-lived asset impairment charges and accelerated depreciation, and $6 million of severance and OPEB curtailment as a result of the decision to cease paperboard production at our Coosa Pines, Alabama mill. During the three months ended June 30, 2010, we recorded $3 million of severance and other costs, primarily for miscellaneous adjustments to severance liabilities and asset retirement obligations. During the three months ended March 31, 2010, we recorded $2 million of long-lived asset impairment charges related to our previously closed Covington, Tennessee facility and $3 million of other costs relating to a civil lawsuit from a previously-closed mill.

(3)	During the three months ended June 30, 2011, we sold our investment in ACH Limited Partnership and various other assets for proceeds of $299 million, resulting in a net gain on disposition of assets of $3 million. During the quarter ended March 31, 2011, we sold our Kenora paper mill and various other assets for proceeds of $5 million, resulting in a net gain on disposition of assets of $1 million. During the three months ended June 30, 2010, we sold various assets for proceeds of $5 million, resulting in a net gain on disposition of assets of $4 million. During the three months ended March 31, 2010, we sold various assets for proceeds of $9 million, resulting in a net gain on disposition of assets of $9 million. At June 30, 2011, we held the following assets for sale: our Alabama River paper mill, our Petit Saguenay sawmill and various other assets.

(4)	During the three months ended June 30, 2011, an income tax benefit of $39 million was recorded, primarily due to a tax reserve adjustment. During the three months ended March 31, 2011, an income tax benefit of $14 million was recorded, primarily due to the non-taxability of foreign currency and certain deferred tax adjustments. During the three months ended June 30, 2010 and March 31, 2010, income tax benefits of approximately $9 million and $1 million, respectively, arising primarily from operating losses outside the United States, were entirely offset by tax charges to increase our tax valuation allowance.

(5)	For the calculation of basic and diluted income (loss) per share for the three and six months ended June 30, 2011 and 2010, no adjustments to net income (loss) attributable to AbitibiBowater are necessary. For the three and six months ended June 30, 2010, no adjustment to the diluted weighted-average number of common shares outstanding for the assumed conversion of the pre-petition convertible notes, which were outstanding at that time, was necessary, as the impact would have been anti-dilutive.

(6)	On January 14, 2011, we acquired the 47.5% noncontrolling interest in Augusta Newsprint Company, which operates our newsprint mill in Augusta, Georgia, for $15 million cash and a secured promissory note in the principal amount of $90 million. Since we had control of Augusta Newsprint Company, our consolidated statements have already consolidated this entity. The acquisition of the noncontrolling interest was accounted for as an equity transaction. We used the proceeds from the sale of our interest in ACH Limited Partnership to redeem a portion of our senior secured notes and to repay in full the Augusta secured promissory note mentioned above.

(7)	A reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share reported before special items is presented in the tables below. We believe that these measures allow investors to more easily compare our ongoing operations and financial performance from period to period. These non-GAAP measures should be considered in addition to and not as a substitute for measures of financial performance prepared in accordance with GAAP. Consequently, investors should rely on GAAP operating income (loss), net income (loss) and net income (loss) per share. Non-GAAP measures included in our press release include:

Operating income (loss) before special items - is defined as operating income (loss) from our Consolidated Statements of Operations adjusted for special items. Internally, we use a non-GAAP operating income (loss) measure as an indicator of a segment’s performance and excludes closure costs, impairment and other related charges, severance costs, gains on dispositions of assets and other discretionary charges or credits from GAAP operating income (loss). Therefore, this non-GAAP presentation is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for operating income (loss) provided in our Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Net income (loss) before special items - is defined as net income (loss) from our Consolidated Statements of Operations adjusted for the special items discussed above plus foreign exchange gains or losses and reorganization items and post-emergence costs. The adjustment for these items is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for net income (loss) provided in our Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Net income (loss) per share (EPS) before special items - is defined as diluted EPS calculated based on the net income (loss) before special items. This non-GAAP measure should be used in addition to and not as a substitute for our net income (loss) per share calculated in accordance with GAAP as provided in the Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our EPS from ongoing operations and financial performance from period to period.

Three Months Ended June 30, 2011 (Successor) (unaudited, in millions except per share amounts)	Operating (loss) income	Net income (loss)	EPS

GAAP as reported	$52	$61	$0.63

Adjustments for special items:
Sale of assets	(3)	(2)	(0.02)
Severance	4	3	0.03
Closure costs, impairment and other related charges	3	3	0.03
Other	—	8	0.08
Foreign exchange	—	(4)	(0.04)

GAAP as adjusted for special items	$56	$69	$0.71

Three Months Ended June 30, 2010 (Predecessor) (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS

GAAP as reported	$(73)	$(297)	$(5.15)

Adjustments for special items:
Sale of assets	(4)	(4)	(0.06)
Severance	(1)	(1)	(0.02)
Closure costs, impairment and other related charges	4	4	0.06
Reorganization items	—	148	2.57
Foreign exchange	—	(47)	(0.71)

GAAP as adjusted for special items	$(74)	$(197)	$(3.31)

Six Months Ended June 30, 2011 (Successor) (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS

GAAP as reported	$79	$91	$0.94

Adjustments for special items:
Sale of assets	(4)	(3)	(0.03)
Severance	13	9	0.09
Closure costs, impairment and other related charges	11	9	0.09
Other	6	20	0.21
Foreign exchange	—	(33)	(0.34)

GAAP as adjusted for special items	$105	$93	$0.96

Six Months Ended June 30, 2010 (Predecessor) (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS

GAAP as reported	$(183)	$(797)	$(13.83)

Adjustments for special items:
Sale of assets	(13)	(13)	(0.23)
Severance	(6)	(6)	(0.10)
Closure costs, impairment and other related charges	6	6	0.10
Reorganization items	—	353	6.14
Foreign exchange	—	(43)	(0.75)

GAAP as adjusted for special items	$(196)	$(500)	$(8.67)

(8)	A reconciliation of our operating income (loss) reported under GAAP to our use of the non-GAAP measure of EBITDA by reportable segment is presented in the tables below. EBITDA by reportable segment is defined as operating income (loss) from our Consolidated Statements of Operations, allocated to our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” adjusted by depreciation, amortization and cost of timber harvested. We believe that this non-GAAP measure allows investors to more easily compare the ongoing operations and financial performance of our reportable segments from period to period. Internally, we use this EBITDA by reportable segment measure as an indicator of a reportable segment’s performance. Therefore, this non-GAAP measure is consistent with our internal presentation. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing financial performance from period to period. This non- GAAP measure should be used in addition to and not as a substitute for operating income (loss) by reportable segment provided in the notes to our Consolidated Financial Statements in our quarterly filings with the Securities and Exchange Commission.

Three Months Ended June 30, 2011 (Successor) (unaudited, in millions)	Operating income (loss)	Depreciation, amortization and cost of timber harvested	EBITDA by Reportable Segment

GAAP as reported	$52	$55

Allocated to reportable segments:
Newsprint	26	17	$43
Coated papers	23	8	31
Specialty papers	11	13	24
Market pulp	14	7	21
Wood products	(14)	10	(4)
Corporate and other	(8)	—	(8)

GAAP as reported	$52	$55

Three Months Ended June 30, 2010 (Predecessor) (unaudited, in millions)	Operating income (loss)	Depreciation, amortization and cost of timber harvested	EBITDA by Reportable Segment

GAAP as reported	$(73)	$125

Allocated to reportable segments:
Newsprint	(49)	56	$7
Coated papers	5	7	12
Specialty papers	(25)	34	9
Market pulp	24	11	35
Wood products	3	11	14
Corporate and other	(31)	6	(25)

GAAP as reported	$(73)	$125

Six Months Ended June 30, 2011 (Successor) (unaudited, in millions)	Operating income (loss)	Depreciation, amortization and cost of timber harvested	EBITDA by Reportable Segment

GAAP as reported	$79	$109

Allocated to reportable segments:
Newsprint	45	37	$82
Coated papers	26	17	43
Specialty papers	11	24	35
Market pulp	37	14	51
Wood products	(17)	17	—
Corporate and other	(23)	—	(23)

GAAP as reported	$79	$109

Six Months Ended June 30, 2010 (Predecessor) (unaudited, in millions)	Operating (loss) income	Depreciation, amortization and cost of timber harvested	EBITDA by Reportable Segment

GAAP as reported	$(183)	$257

Allocated to reportable segments:
Newsprint	(151)	122	$(29)
Coated papers	1	14	15
Specialty papers	(33)	63	30
Market pulp	37	24	61
Wood products	5	24	29
Corporate and other	(42)	10	(32)

GAAP as reported	$(183)	$257